Exhibit 99.2

Xerox Corporation 2000 Basic Financial Statements and Summary Information
                               (Unaudited)


On April 2, 2001, Xerox announced that the filing of its year 2000 10-K report would be delayed in connection with an internal review commenced during the last week of March 2001 by the Company's Audit Committee in cooperation with the Company's auditors, KPMG.

KPMG has advised the Company that it believes that such fuller review is needed for it to satisfy its auditing responsibilities, and that it will work with the Audit Committee to complete the review as quickly as possible. The review has been designed to ensure that the company has not improperly used any accounting adjustments, processes or procedures in connection with its financial reporting. Xerox and its Audit Committee have concluded that the fuller review was appropriate in light of the previously disclosed investigation by the Securities and Exchange Commission.

On April 3, 2001, Xerox and its subsidiary, Xerox Credit Corporation, filed reports on Form 12b-25 with the Securities and Exchange Commission in which it was reported that the 2000 10-K report would be delayed because audited financial statements for 2000 were not presently available pending completion of the internal review. Earlier, on January 29, 2001, Xerox publicly disclosed in a press release unaudited 2000 results of operations, including net income
(loss) of $(384) million for 2000 compared to $1,424 million for 1999. This information remains subject to the outcome of the internal review by the Audit Committee and completion of the 2000 audit by KPMG.

Pending completion of these activities, Xerox has filed on its April 19, 2001 Form 8-K with the Securities and Exchange Commission unaudited 2000 Basic Financial Statements and Summary Information consisting of Consolidated Statements of Operations, Consolidated Balance Sheets, Consolidated Statements of Cash Flows, Supplemental Information Regarding Capital Resources, Liquidity and other Summary Information. Additionally, the Company has attached as
Exhibit 1 to the April 19, 2001 Form 8-K, Xerox's first quarter 2001 earnings press release also dated April 19, 2001.

In the earnings release, Xerox reported a first quarter operating loss of 12 cents per share, a smaller loss than the Company's expectations. Including the gains from asset sales, net restructuring charges and extraordinary gains, Xerox reported earnings of 19 cents per share. Xerox also provided summary financial review information and referenced in the press release the further information that was incorporated into the April 19, 2001 Form 8-K filed with the Securities and Exchange Commission.

The summary consolidated financial information included in the April 19, 2001 Form 8-K as of and for the year ended December 31, 2000 and for the first quarter of 2001 has been prepared by the management of Xerox on a basis consistent with prior practice. This summary information has not been audited by Xerox's outside auditors or passed upon by the Audit Committee and does not include all of the information that year-end financial statements and related notes or quarterly reports would contain. There can be no assurance that as a result of the internal review underway and completion of the 2000 audit there will not be changes in or modifications to this financial information. Consolidated Statements of Operations (Unaudited)

Year ended December 31 (in millions, except per-share data)

                                                      2000        1999      1998
--------------------------------------------------------------------------------
Revenues
Sales                                              $10,069    $10,557   $10,887
Service, outsourcing, and rentals                    7,666      7,965     7,787
Finance income                                         897      1,026     1,073
-------------------------------------------------------------------------------
Total Revenues                                      18,632     19,548    19,747
-------------------------------------------------------------------------------
Costs and Expenses
Cost of sales                                        6,198      5,956     5,853
Cost of service, outsourcing, and rentals            4,791      4,589     4,314
Inventory charges                                      119          -       113
Equipment financing interest                           605        547       570
Research and development expenses                    1,045        979     1,040
Selling, administrative and general expenses         5,547      5,144     5,321
Restructuring charge and asset impairments             540          -     1,531
Mexico provision                                       170          -         -
Gain on affiliates sale of stock                       (21)         -         -
Purchased in-process research and development           27          -         -
Gain on sale of China operations                      (200)         -         -
Other, net                                             367        297       242
-------------------------------------------------------------------------------
Total Costs and Expenses                            19,188     17,512    18,984
-------------------------------------------------------------------------------
Income (Loss) before Income Taxes (Benefits),
  Equity Income and Minorities' Interests             (556)     2,036       763
Income taxes (benefits)                               (154)       631       207
Equity in net income of unconsolidated affiliates       61         68        74
Minorities' interests in earnings of subsidiaries       43         49        45
-------------------------------------------------------------------------------
Income (Loss) from Continuing Operations              (384)     1,424       585
Discontinued operations                                  -          -      (190)
-------------------------------------------------------------------------------
Net Income (Loss)                                  $  (384)   $ 1,424   $   395
-------------------------------------------------------------------------------
Basic Earnings (Loss) per Share
Continuing operations                              $ (0.63)   $  2.09   $  0.82
Discontinued operations                                  -          -     (0.29)
-------------------------------------------------------------------------------
Basic Earnings (Loss) per Share                    $ (0.63)    $  2.09  $  0.53
-------------------------------------------------------------------------------
Diluted Earnings (Loss) per Share
Continuing operations                              $ (0.63)    $  1.96  $  0.80
Discontinued operations                                  -           -    (0.28)
-------------------------------------------------------------------------------
Diluted Earnings (Loss) per Share                  $ (0.63)    $  1.96  $  0.52
-------------------------------------------------------------------------------




Consolidated Balance Sheets (Unaudited)

December 31 (in millions)                                        2000      1999
-------------------------------------------------------------------------------
Assets
Cash and cash equivalents                                     $ 1,741   $   126
Accounts receivable, net                                        2,281     2,622
Finance receivables, net                                        5,141     5,115
Inventories                                                     1,930     2,285
Equipment on operating leases, net                                717       676
Deferred taxes and other current assets                         1,284     1,230
-------------------------------------------------------------------------------
Total Current Assets                                           13,094    12,054
Finance receivables due after one year, net                     8,035     8,203
Land, buildings and equipment, net                              2,495     2,456
Investments in affiliates, at equity                            1,362     1,615
Intangible and other assets                                      3,062    2,831
Goodwill, net                                                   1,639     1,724
-------------------------------------------------------------------------------
Total Assets                                                  $29,687   $28,883
-------------------------------------------------------------------------------
Liabilities and Equity
Short-term debt and current portion of long-term debt         $ 2,693   $ 3,957
Accounts payable                                                1,033     1,016
Accrued compensation and benefits costs                           662       715
Unearned income                                                   250       186
Other current liabilities                                       1,648     2,163
-------------------------------------------------------------------------------
Total Current Liabilities                                       6,286     8,037
Long-term debt                                                 15,404    11,044
Postretirement medical benefits                                 1,197     1,133
Deferred taxes and other liabilities                            1,933     2,623
Deferred ESOP benefits                                           (221)     (299)
Minorities' interests in equity of subsidiaries                   141       127
Obligation for equity put options                                  32         -
Company-obligated, mandatorily redeemable preferred
securities of subsidiary trust holding solely subordinated
debentures of the Company                                         638       638
Preferred stock                                                   647       669
Common shareholders' equity                                     3,630     4,911
-------------------------------------------------------------------------------
Total Liabilities and Equity                                  $29,687   $28,883
-------------------------------------------------------------------------------

Shares of common stock issued and outstanding at December 31, 2000 were (in thousands) 668,576. Shares of common stock issued and outstanding at December 31, 1999 were (in thousands) 665,156.





Consolidated Statements of Cash Flows (Unaudited)



Year ended December 31 (in millions)              2000       1999          1998
-------------------------------------------------------------------------------
Cash Flows from Operating Activities
Income (loss) from continuing operations        $ (384)   $ 1,424       $   585
Adjustments required to reconcile income
(loss) from continuing operations to cash flows
 from operating activities:
  Depreciation and amortization                  1,127        935           821
  Provision for doubtful accounts                  546        359           301
  Restructuring and other charges                  856          -         1,644
  Gains on sales of businesses and assets         (295)         -             -
  Cash payments for restructurings                (372)      (437)         (332)
  Minorities' interests in earnings
    of subsidiaries                                 43         49            45
  Undistributed equity in income of
    affiliated companies                           (20)       (68)          (27)
  Decrease (increase) in inventories               247         66          (558)
  Increase in on-lease equipment                  (704)      (401)         (473)
  Increase in finance receivables                 (947)    (1,788)       (2,169)
  Proceeds from securitization of
    finance receivables                              -      1,495             -
  Increase in accounts receivable                 (270)      (400)         (596)
  Proceeds from securitization of
    accounts receivable                            328        288            56
  (Decrease) increase in accounts payable and
    accrued compensation and benefit costs          (3)       (94)          127
  Net change in current and deferred
    income taxes                                  (579)       277          (192)
  Change in other current and
    non-current liabilities                         29         13           100
  Other, net                                      (265)      (359)         (288)
                                               --------------------------------
Total                                             (663)     1,359          (956)
                                               --------------------------------
Cash Flows from Investing Activities
Cost of additions to land, buildings
   and equipment                                  (452)      (594)         (566)
Proceeds from sales of land, buildings
   and equipment                                    44         99            74
Proceeds from sale of China operations             550          -             -
Proceeds from sales of other businesses             90          -             -
Acquisitions, net of cash acquired                (856)      (107)         (380)
Other, net                                         (20)       (25)            5
                                               --------------------------------
Total                                             (644)      (627)         (867)
                                               --------------------------------
Cash Flows from Financing Activities
Net change in debt                               3,573       (183)        2,437
Dividends on common and preferred stock           (587)      (586)         (531)
Proceeds from sales of common stock                  -        128           126
Settlements of equity put options, net             (68)        (5)            -
Repurchase of preferred and common stock             -          -          (172)
Dividends to minority shareholders                  (7)       (30)           (4)
                                               --------------------------------
Total                                            2,911       (676)        1,856
                                               --------------------------------
Effect of exchange rate changes on
   cash and cash equivalents                        11         (9)          (29)
                                               --------------------------------
Increase in cash and cash equivalents            1,615         47             4
Cash and cash equivalents at beginning of year     126         79            75
                                               --------------------------------
Cash and cash equivalents at end of year        $1,741    $   126       $    79
                                               --------------------------------



Supplemental Information Regarding Capital Resources and Liquidity

Historically, we managed the capital structure of our non-financing operations separately from that of our captive finance companies, which employ a more highly leveraged capital structure typical of captive finance companies.

  At December 31, 2000, 1999 and 1998, total debt, including ESOP debt, was $18,097 million, $15,001 million and $15,107 million, respectively, and cash on hand was $1,741 million, $126 million and $79 million, respectively. Total debt, net of cash on hand, increased by $1,481 million in 2000, decreased by $153 million in 1999, and increased by $2,200 million in 1998.

(in millions)                                          2000      1999      1998
-------------------------------------------------------------------------------
Total net debt* as of January 1                     $14,875   $15,028   $12,828

Non-Financing operations:
Non-Financing operations
  operating cash
  usage (generation)                                    557      (353)      (99)
Mexico finance receivable
  writeoff                                              146         -         -
Brazil dollar debt reallocation                          55       505         -
Acquisitions, net of cash
  acquired                                              856       107       380
Sale of China Operations                               (550)        -         -
Proceeds from other
  divestitures                                          (90)        -         -
Discontinued businesses                                  22      (114)     (381)
Change in ESOP debt                                     (78)      (71)      (64)
-------------------------------------------------------------------------------
  Non-Financing operations                              918        74      (164)
Financing operations                                      7      (847)    1,764
Shareholder dividends                                   587       586       531
All other changes                                       (31)       34        69
-------------------------------------------------------------------------------
Total net debt* as of
   December 31                                      $16,356   $14,875   $15,028
-------------------------------------------------------------------------------

* Net of cash on hand of $1,741 million at December 31, 2000, $126 million at December 31, 1999, $79 million at December 31, 1998 and $75 million at January 1, 1998.

The consolidated ratio of total debt to common and preferred equity was 4.2:1, 2.7:1 and 2.7:1 as of December 31, 2000, 1999 and 1998, respectively. The increase in this ratio is attributable to the 2000 operating loss and the impact of currency devaluation on the net equity of our foreign operations. This ratio also reflects the full draw-down on our $7.0 billion Revolving Credit Agreement (the "Revolver") during 2000 to maintain financial flexibility, as discussed below, which resulted in cash on hand of $1.7 billion at December 31, 2000. Had the Company's cash balance at December 31, 2000 been consistent with historical levels, the debt to equity ratio would have been approximately 3.8:1.

  The Company believes that an analytical review of debt and equity provides a more meaningful understanding of our operations. For this purpose, debt is defined as total debt less cash on hand, and equity is defined as common equity, ESOP preferred stock, one-half of the mandatorily redeemable preferred securities, and minorities' interests. Furthermore, the analytical review of debt and equity divides the Company's operations into customer financing and non-financing operations.

  Total analytical equity decreased by $1,289 million in 2000, increased by $39 million in 1999, and decreased by $148 million in 1998. The following is a summary of analytical equity, as defined, as of December 31, 2000, 1999, and 1998:

(in millions)                  2000     1999     1998
-----------------------------------------------------
Minorities' interests        $  141   $  127   $  124
Mandatorily redeemable
  securities                    638      638      638
Preferred stock                 647      669      687
Common equity                 3,630    4,911    4,857
-----------------------------------------------------
  Subtotal                    5,056    6,345    6,306
Less one-half mandatorily
  redeemable securities *      (319)    (319)    (319)
-----------------------------------------------------
Total Analytical Equity       4,737    6,026    5,987
Less Financing Equity         1,397    1,396    1,602
-----------------------------------------------------
Non-Financing Equity         $3,340   $4,630   $4,385
-----------------------------------------------------
* Analytically assigned to debt.

Debt, net of cash on hand, related to non-financing operations grew by $1,474 million, $694 million and $436 million in 2000, 1999 and 1998, respectively. The analytical non-financing debt-to-capital ratio increased to 62.2 percent at year-end 2000 compared to 46.5 percent and 43.2 percent as of year-end 1999 and 1998, respectively. The increase in the ratio in 2000 reflects the impact on debt from the January 2000 acquisition of CPID and the impact on debt and equity from the 2000 full year operating loss, shareholder dividends and currency effects, partially offset by the sale of our China business to Fuji Xerox in December 2000, which reduced debt and increased equity. The increase in the ratio in 1999 reflects the adverse impact on equity due to the significant devaluation of the Brazilian Real, partially offset by net cash from operations and income net of shareholder dividends.




  The following table summarizes the results of capital and coverage calculations commonly used to measure the Company's financial condition:

(in millions)                                           2000     1999     1998
------------------------------------------------------------------------------
Non-Financing
  Debt/1/                                            $ 7,244  $ 4,155  $ 3,414
  Equity/1/                                            3,340    4,630    4,385
------------------------------------------------------------------------------
Total Capital                                        $10,584  $ 8,785  $ 7,799
------------------------------------------------------------------------------
Debt-to-Capital                                         68.4%    47.3%    43.8%

  Debt, net of cash/1,3/                             $ 5,503  $ 4,029  $ 3,335
  Equity/1/                                            3,340    4,630    4,385
------------------------------------------------------------------------------
Total Capital                                        $ 8,843  $ 8,659  $ 7,720
------------------------------------------------------------------------------
Debt-to-Capital, net of cash/3/                         62.2%    46.5%    43.2%

Ratio of earnings to interest
     expense, before special
     items/2/                                            0.6x     5.9x     7.1x
Ratio of earnings to interest
     expense, after special
     items/2/                                              -      5.9x     2.0x
Ratio of earnings to fixed
     charges, before special
     items/2,4/                                          0.7x     4.4x     5.0x
Ratio of earnings to fixed
     charges, after special
     items/2,4/                                            -      4.4x     1.7x

Financing:
Debt                                                 $11,172  $11,165  $12,012
Equity                                                 1,397    1,396    1,602
--------------------------------------------------------------------------------
Total Capital                                        $12,569  $12,561  $13,614
--------------------------------------------------------------------------------
Debt-to-Equity                                           8.0x     8.0x     7.5x
Ratio of earnings to interest
     expense                                             1.5x     1.9x     1.8x
--------------------------------------------------------------------------------

/1/ Includes $319 (one-half) share of mandatorily redeemable preferred securities.
/2/ Includes one-half share of dividends on mandatorily redeemable preferred securities of $27 million in 2000, 1999 and 1998.
/3/ Net of cash on hand of $1,741 million at December 31, 2000,
    $126 million at December 31, 1999 and $79 million at December 31, 1998. /4/ Before special charges, the 2000 operating loss resulted in a coverage deficiency of $182 million. After special charges, the coverage deficiency was $838 million.

Non-Financing Operations

The following table summarizes cash usage and generation from non-financing operations for 2000, 1999 and 1998:

(in millions)                        2000     1999     1998
-----------------------------------------------------------
Income (loss)                      $ (600)  $1,114   $  274
Add back special items:
  Restructuring charges, net          484        -    1,107
  Tektronix IPRD charge, net           16        -        -
  Gain on sale of China
    operations, net                  (119)       -        -
  Mexico charge, net                  120        -        -
-----------------------------------------------------------
Income (loss) before
  special items                       (99)   1,114    1,381
Depreciation* and amortization      1,127      935      821
-----------------------------------------------------------
Cash from Operations                1,028    2,049    2,202
Additions to land, buildings
  and equipment                      (452)    (594)    (566)
Decrease (increase) in
  inventories                         247       66     (558)
Increase in on-lease equipment       (704)    (401)    (473)
Increase in accounts receivable      (270)    (400)    (596)
Proceeds from accounts
  receivable securitizations          328      288       56
All other changes, net               (362)    (218)     366
-----------------------------------------------------------
  Sub-total                          (185)     790      431
Cash payments for
  restructurings                     (372)    (437)    (332)
-----------------------------------------------------------
  Net Cash (Usage)
   Generation                      $ (557)  $  353   $   99
-----------------------------------------------------------

* Includes on-lease equipment depreciation of $630, $463 and $411 in 2000, 1999 and 1998, respectively.

Cash from operations was $1,028 million in 2000 versus $2,049 million in 1999 and $2,202 million in 1998, as lower net income was only partially offset by higher non-cash depreciation and amortization expenses. Additions to land, buildings and equipment primarily include office furniture and fixtures, production tooling and our investments in Ireland, where we are consolidating European customer support centers and investing in inkjet supplies manufacturing. The significant decline in 2000 spending versus 1999 is primarily due to substantial completion of the Ireland projects as well as significant spending constraints. We expect capital spending in 2001 to be approximately 25 percent below 2000 levels. The inventory reduction of $247 million in 2000 reflects management actions to improve inventory turns, including price reductions on slower-moving products in the latter part of 2000 and changes in the supply/demand and logistics processes. The inventory reduction of $66 million in 1999 followed growth of $558 million in 1998, reflecting an accelerated transition of our business to new digital products. We expect to further reduce inventory levels in 2001. On-lease equipment investments of $704 million in 2000, $401 million in 1999 and $473 million in 1998 reflect the growth in our document outsourcing business, and we expect further growth in 2001. Accounts receivable cash usage of $270 million in 2000 largely reflects the unwinding of 1999 short-term securitizations of $288 million. We began to show some progress reducing receivables in 2000, which has been hampered by the persistent effects of changes we made in 1998 to the U.S. customer administration centers. These changes were primarily responsible for the $400 million and $596 million increases in 1999 and 1998, respectively, due to higher days sales outstanding (DSO). We expect to continue making progress improving DSO in 2001. The increases in All Other Changes, net in 2000 and 1999 largely reflect higher cash tax payments and lower deferred tax accruals. Cash generated by our exit from discontinued businesses has decreased significantly over the last two years as we approach completion of these activities.

  Cash restructuring payments were $372 million, $437 million and $332 million in 2000, 1999 and 1998, respectively. The 2000 spending includes $217 million related to the 1998 program, reflecting the overall wind-down of the 1998 program. The remaining $155 million reflects new 2000 initiatives.

Financing Operations

Customer financing-related debt increased by $7 million in 2000, decreased by $847 million in 1999, and increased by $1,764 million in 1998. The small increase in 2000 reflects the reductions in our finance receivables portfolio from the sale of our China operations and the Mexico finance receivables writeoff, offset by increases in the portfolio due to new originations. New originations in 2000 were funded with normal portfolio runoff, financing income and higher deferred taxes. The 1999 change reflects the impact of securitizations, which were treated as asset sales, as well as a re-allocation of $505 million of debt to non-financing operations. This re-allocation, based on our 8:1 debt-to-equity guideline in the financing operations, was necessary because of the impact on our Brazilian finance receivables of the significant devaluation of the Brazilian Real in early 1999. The increase in 1998 largely reflects improved sales growth over 1997 as well as currency translation effects.

Liquidity and Funding Plans for 2001

Historically, the Company's primary sources of funding have been cash flows from operations, borrowings under our commercial paper and term funding programs, and securitizations of finance and trade receivables. The Company's overall funding requirements have been to finance customers' purchases of Xerox equipment, to fund working capital requirements and to finance acquisitions.

  During 2000, the agencies that assign ratings to the Company's debt downgraded the Company's senior debt and short-term debt several times. As of March 7, 2001, debt ratings by Moody's are Ba1 and Not Prime, respectively, and the ratings outlook is negative; debt ratings by Fitch are BB and B, respectively, and the ratings outlook is stable; and debt ratings by Standard and Poors are BBB- and A-3, respectively, and the ratings outlook is negative. Since October 2000, the capital markets and uncommitted bank lines of credit have been, and are expected to continue to be, largely unavailable to us. We expect this to result in higher borrowing costs going forward.

  Consequently, in the fourth quarter 2000, we drew down the entire $7.0 billion available to us under the Revolver, primarily to maintain financial flexibility and pay down debt obligations as they came due. At December 31, 2000, $5.6 billion of the proceeds under the Revolver was used, with the balance of $1.4 billion invested in short-term securities and included in Cash and cash equivalents in our consolidated balance sheets. We are presently in compliance with the covenants, terms and conditions in the Revolver, which matures on October 22, 2002. The only financial covenant in the Revolver requires the Company to maintain a minimum of $3.2 billion of Consolidated Tangible Net Worth, as defined (CTNW). At December 31, 2000, our CTNW was $676 million in excess of the minimum requirement. Further operating losses, restructuring costs and adverse currency translation adjustments would erode this cushion, while gains on asset sales, operating profits and favorable currency translation would improve the cushion.

  The above referenced downgrades and the resulting withdrawal by certain banks of uncommitted lines of credit eliminated a primary source of liquidity for many of our Latin American affiliates. As a result, Xerox Corporation has increased its level of intercompany lending to those affiliates to fund their operational requirements.





     As of December 31, 2000, the Company had approximately $2.7 billion and $9.0 billion of commercial paper, medium term notes and bank obligations maturing in 2001 and 2002, respectively, as summarized below:

(in billions)                                                   2001       2002
-------------------------------------------------------------------------------
First Quarter                                                  $ 0.6      $ 0.3

Second Quarter                                                   0.9        0.9

Third Quarter                                                    0.2        0.0

Fourth Quarter                                                   1.0        7.8*
--------------------------------------------------------------------------------
Full Year                                                      $ 2.7      $ 9.0
--------------------------------------------------------------------------------

* Includes $7.0 billion maturity under the Revolver.

In April 2001, $660 million of letters of credit expire which support $660 million of Ridge Reinsurance ceded reinsurance obligations. The Company intends to replace the letters of credit with new letters of credit which will be collateralized by the approximately $400 million Ridge Reinsurance investment portfolio, which is included in Intangible and Other Assets in our consolidated balance sheets, plus approximately $260 million in cash. The Company does not have any other material short-term obligations in 2001 unless the Company's debt ratings are further downgraded as discussed below.

     The Company is implementing a global turnaround plan which includes initiatives to reduce costs, improve operations, and sell certain assets that should positively affect the Company's capital resources and liquidity position when completed. In connection with these initiatives, the Company announced and completed the sale of its China operations to Fuji Xerox in the fourth quarter of 2000, which generated $550 million of cash and transferred debt of $118 million to Fuji Xerox. In January 2001 the Company received $435 million in financing from GE Capital secured by the Xerox portfolio of lease receivables in the U.K. In March 2001 the Company completed the sale of one half of its interest in Fuji Xerox Co., Ltd. to Fuji Photo Film Co., Ltd. for approximately $1.3 billion. In April 2001 the Company announced the sale of its lease portfolios in four European countries to Resonia Leasing AB for approximately $370 million as part of an agreement under which Resonia will provide on-going, exclusive equipment financing to Xerox customers in those countries. The Resonia transactions are part of our plan to transition customer equipment financing to third-party vendors.

The Company has also initiated a worldwide cost reduction program which should result in annualized expense savings of at least $1 billion by the end of 2001. In addition, the Company has initiated discussions to implement third-party vendor financing programs, which would significantly reduce the Company's debt levels going forward. The Company is also in discussions to consider selling portions of the existing finance receivables portfolio, and is continuing to actively pursue alternative forms of financing including securitizations and secured borrowings.

The availability of worldwide cash, cash equivalents and liquidity resources for Xerox and its material subsidiaries and affiliates is managed by the companies through cash management systems and internal policies and procedures of the companies. The management of such worldwide cash, cash equivalents and liquidity resources is also subject to statutes, regulations and practices of local jurisdictions in which the companies operate and legal agreements to which the companies are parties. In that regard, on April 18, 2001, Xerox Finance (Nederland) B.V., a wholly-owned European subsidiary of Xerox Corporation, announced by press release that it is convening a meeting of holders of its GBP 125 million 8 3/4% Guaranteed Bonds issued in 1993 in order to consider a proposal to repay the bonds early at par plus accrued interest. The Bond, which is guaranteed by Xerox Limited, is due to mature in 2003. Xerox also confirmed that repaying the bonds early will reduce outstanding indebtedness and interest costs as it continues to make progress on its turnaround strategy announced in October 2000. Completion of the transaction and elimination of certain restrictive covenants in the Bond and related documents will also provide additional flexibility to Xerox and its subsidiaries and affiliates in connection with their cash management systems and practices.

     The Company believes its liquidity is presently sufficient to meet current and anticipated needs going forward, subject to timely implementation and execution of the various global initiatives discussed above. Should the Company not be able to successfully complete these initiatives on a timely or satisfactory basis, the Company will need to obtain additional sources of funds through other operating improvements, financing from third parties, or a combination thereof. The adequacy of the Company's continuing liquidity depends on its ability to successfully generate positive cash flow from an appropriate combination of these sources.

     On December 1, 2000, Moody's reduced its rating of the Company's debt below investment grade, effectively eliminating the Company's ability to enter into new foreign-currency and interest rate derivative agreements and requiring the Company to immediately repurchase certain of its then-outstanding derivative agreements in the aggregate amount of $108 million, including $16 million of accrued interest. In addition, the Company negotiated with certain counterparties to maintain certain other outstanding derivative agreements, for which the Company posted collateral totaling approximately $5 million. To minimize its resulting exposures, the Company also voluntarily terminated other derivative agreements, which required gross payments to counterparties of $42 million and resulted in gross receipts from counterparties of $50 million. At December 31, 2000, the remaining derivative portfolio has a current net positive value to the Company of $70 million. Should the Company be downgraded by Standard and Poors to below investment grade, the Company may be required to repurchase certain of the out-of-the-money derivative agreements currently in place, in the approximate aggregate amount as of December 31, 2000 of $100 million, including accrued interest of $5 million. However, it is also possible that some counterparties may require, or agree to, the repurchase of certain of the in-the-money derivatives currently in place, which could reduce or eliminate this cash requirement.

 On April 3, 2001, Standard & Poor's disclosed by press release that it was affirming Xerox's "BBB-" long-term and "A-3" short-term ratings, its lowest investment grades, and that the Company's April 2, 2001 announcement that it would delay filing its annual report pending a more thorough audit should not have an "immediate impact" on its ratings, absent any "material adverse change" to Xerox's previously reported full-year results. The ratings agency also said that any additional unexpected material disclosures or lack of a prompt resolution of the audit review will "result in a rating review and/or downgrade". There is no assurance that the Company's credit ratings will be maintained, or that the various counterparties to derivative and securitization agreements would not require the obligations to be repurchased in cases where the agreements permit such termination.

As discussed above, the company's 2000 financial statements have not yet been audited and the company has delayed the filing of its Annual Report on Form 10-K with the SEC. As a result, the company is at present unable to deliver its 2000 audited financial statements to lenders as required under certain debt instruments, including indentures. Should the company continue to be unable to meet these requirements in a timely manner, the company could be declared to be in default and the debt thereunder could be accelerated and become immediately due and payable. In addition, the occurrence of such an acceleration could entitle the holders of other debt of the company to demand immediate repayment by the company as well. The earliest date that an acceleration from a failure to deliver audited financial statements could occur is May 31, 2001 for approximately $220 million of debt. The company is presently seeking a waiver with respect to such default in the event the audit of its 2000 financial statements has not been completed by May 31st. In the event a waiver is not obtained, the company would be required to repay the $220 million at such time. The earliest that any additional such defaults and possible accelerations can occur would be beginning in July. There can be no assurance that such waiver or any waiver in respect of any such subsequent defaults will be obtained or that the occurrence of any such acceleration will not have a material adverse effect on the company or its liquidity.

     In the fourth quarter 2000, we recorded mark-to-market gains of $69 million on foreign currency-denominated assets and liabilities which were not hedged following the repurchase of the derivative contracts described above. Due to the inherent volatility in the foreign currency and interest rate markets, the Company is unable to predict the amount of any such mark-to-market gains or losses in future periods.


     In the third quarter 2000, Xerox Credit Corporation (XCC) securitized certain finance receivables in the United States, generating gross proceeds of $411 million. This revolving facility was accounted for as a secured borrowing.

     In the fourth quarter 2000, Xerox Canada Limited securitized certain accounts receivable in Canada, generating gross proceeds of $38 million. In the third quarter 2000, Xerox Corporation securitized certain accounts receivable in the United States, generating gross proceeds of $315 million. Both of these revolving facilities were accounted for as sales of receivables, and the related amounts were removed from the respective balance sheets.

     As a result of the debt downgrade in December 2000, Xerox Corporation renegotiated the $315 million accounts receivable securitization facility, which might otherwise have been required to be runoff, reducing the facility size by $25 million to $290 million. The facility size will remain at $290 million so long as the Company's debt is not downgraded to or below BB by Standard and Poors and Ba2 by Moody's. In such event the Company would seek to renegotiate the terms of the facility. In connection with the foregoing, the Company also renegotiated the XCC 2000 finance receivables securitization transaction with one of the same counterparties, resulting in a one-time payment of approximately $40 million, and bringing the outstanding balance on that amortizing facility to $325 million at December 31, 2000.

     In 1999, XCC and Xerox Canada Limited securitized certain finance receivables in the United States and Canada, generating gross proceeds of $1,150 million and $345 million, respectively. These amortizing facilities were accounted for as sales of receivables, and the related amounts were removed from the respective balance sheets.

     In December 1999, primarily to provide additional liquidity in advance of Y2K, Xerox Corporation and certain of its subsidiaries securitized accounts receivable, generating aggregate gross proceeds of $288 million. These short-term transactions were accounted for as sales of receivables, and the related amounts were removed from the respective balance sheets.

     In 1998, Xerox Canada Limited and Xerox France securitized accounts receivable, generating aggregate gross proceeds of $20 million and $36 million, respectively. These short-term transactions were accounted for as sales of receivables, and the related amounts were removed from the respective balance sheets.

     During 2000, 1999, and 1998, we sold 7.5 million, 0.8 million and 1.0 million equity put options, respectively, for proceeds of $24 million, $0.4 million, and $5.8 million, respectively. Equity put options give the counterparty the right to sell our common shares back to us at a specified strike price. In the fourth quarter 2000, we were required to pay $92 million to settle the put options that we issued in 2000. In 1999, we paid $5 million to settle the put options that we issued in 1998. As of December 31, 2000, the put options we issued in 1999 remained outstanding, at a strike price of approximately $41 per share. In January 2001, we paid $28 million to settle these put options, which we funded by issuing 5.9 million unregistered common shares.

     The March 2001 sale of half of our ownership interest in Fuji Xerox to Fujifilm for approximately $1.3 billion in cash improved our CTNW by approximately $300 million. In March 2001, we also negotiated the conversion of $122 million of outstanding debt into 15.5 million shares of common stock of the Company, which increased our CTNW by approximately $111 million.


Risk Management

Xerox is typical of multinational corporations because it is exposed to market risk from changes in foreign currency exchange rates and interest rates that could affect our results of operations and financial condition.

     We have historically entered into certain derivative contracts to manage interest rate and foreign currency exposures. These instruments are held solely for hedging purposes. As described above, our ability to currently enter into new derivative contracts is severely constrained. Therefore, while the following paragraphs describe our overall risk management strategy, our ability to employ that strategy effectively has been severely limited. Any future downgrades of our debt could further limit our ability to execute this risk management strategy effectively.

     The derivative instruments we utilize include interest rate swap agreements, forward exchange contracts and foreign currency swap agreements. We do not enter into derivative instrument transactions for trading purposes, and we employ long-standing policies prescribing that derivative instruments are only to be used to achieve a set of very limited objectives.

     Currency derivatives are primarily arranged in conjunction with underlying transactions that give rise to foreign currency-denominated payables and receivables. For example, we would purchase an option to buy foreign currency to settle the importation of goods from foreign suppliers denominated in that same currency, or a forward exchange contract to fix the dollar value of a foreign currency-denominated loan.

     As of December 31, 2000, 1999 and 1998, our primary foreign currency market exposures include the Japanese yen, Euro, Brazilian real, British pound sterling and Canadian dollar. In order to manage the risk of foreign currency exchange rate fluctuations, we hedge a significant portion of all cross-border cash transactions denominated in a currency other than the functional currency applicable to each of our legal entities. From time to time (when cost-effective) foreign currency debt and currency derivatives are used to hedge international equity investments. Consistent with the nature of economic hedges of such foreign currency exchange contracts, associated unrealized gains or losses would be offset by corresponding changes in the value of the underlying asset or liability being hedged.

     Assuming a 10 percent appreciation or depreciation in foreign currency exchange rates from the quoted foreign currency exchange rates at December 31, 2000, the potential change in the fair value of foreign currency-denominated assets and liabilities in each entity would aggregate approximately $43 million, and a 10 percent appreciation or depreciation of the U.S. Dollar against all currencies from the quoted foreign currency exchange rates at December 31, 2000, would have a $664 million impact on our Cumulative Translation Adjustment portion of equity. The amount permanently invested in foreign subsidiaries and affiliates - primarily Xerox Limited, Fuji Xerox and Xerox do Brasil - and translated into dollars using the year-end exchange rate, was $6.6 billion at December 31, 2000, net of foreign currency-denominated liabilities designated as a hedge of our net investment.

     With regard to interest rate hedging, virtually all customer-financing assets earn fixed rates of interest. Therefore, within industrialized economies, we have historically "locked in" an interest rate spread by arranging fixed-rate liabilities with similar maturities as the underlying assets, and we have funded the assets with liabilities in the same currency. We refer to the effect of these conservative practices as "match funding" customer financing assets. This practice effectively eliminates the risk of a major decline in interest margins during a period of rising interest rates. Conversely, this practice effectively eliminates the opportunity to materially increase margins when interest rates are declining.

     Pay fixed-rate and receive variable-rate swaps are often used in place of more expensive fixed-rate debt. Additionally, pay variable-rate and receive fixed-rate swaps are used from time to time to transform longer-term fixed-rate debt into variable-rate obligations. The transactions performed within each of these categories enable more cost-effective management of interest rate exposures. The potential risk attendant to this strategy is the non-performance of the swap counterparty. We address this risk by arranging swaps with a diverse group of strong-credit counterparties, regularly monitoring their credit ratings and determining the replacement cost, if any, of existing transactions.

     On a consolidated basis, including the impact of our hedging activities, weighted-average interest rates for 2000, 1999 and 1998 approximated 6.2 percent, 5.6 percent and 6.1 percent, respectively.

     Many of the financial instruments we use are sensitive to changes in interest rates. Hypothetically, interest rate changes result in gains or losses related to the market value of our term debt and interest rate swaps due to differences between current market interest rates and the stated interest rates within the instrument. Applying an assumed 10 percent reduction or increase in the yield curves at December 31, 2000, the fair value of our interest rate swaps would increase or decrease by approximately $16 million. Because the fair value of our debt instruments has been severely impacted by our current debt ratings, normal changes in interest rates will not materially affect the fair value of our debt instruments.

     Our currency and interest rate hedging are typically unaffected by changes in market conditions as forward contracts, options and swaps are normally held to maturity consistent with our objective to lock in currency rates and interest rate spreads on the underlying transactions.

     As described above, the downgrades of our debt during 2000 significantly reduced our access to capital markets. Furthermore, the specific downgrade of our debt on December 1, 2000 triggered the repurchase of a number of derivative contracts which were in place at that time, and further downgrades could require the Company to repurchase additional outstanding contracts. Therefore, the Company's ability to continue to effectively manage the risks associated with interest rate and foreign currency fluctuations, including our ability to continue effectively employing our match funding strategy, is severely constrained, and we anticipate increased volatility in our results of operations due to market changes in interest rates and foreign currency rates.


Note For Supplemental Information:
Dollars are in Millions unless otherwise indicated.


Supplemental Information Regarding Receivables, Net

     Finance Receivables. Finance receivables result from installment sales and sales-type leases arising from the marketing of our business equipment products. These receivables generally mature over two to five years and are typically collateralized by a security interest in the underlying assets.

The components of finance receivables, net at December 31, 2000, 1999 and 1998 follow:


                                        2000      1999         1998
-------------------------------------------------------------------
Gross receivables                   $ 14,623  $ 14,666     $ 16,139
Unearned income                       (1,708)   (1,677)      (2,084)
Unguaranteed residual
  values                                 711       752          699
Allowance for doubtful
  accounts                              (450)     (423)        (441)
-------------------------------------------------------------------
Finance receivables, net              13,176    13,318       14,313
Less current portion                   5,141     5,115        5,220
-------------------------------------------------------------------
Amounts due after one
  year, net                         $  8,035  $  8,203     $  9,093
-------------------------------------------------------------------

 Contractual maturities of our gross finance receivables subsequent to December 31, 2000 follow:

  2001      2002     2003     2004      2005     Thereafter
-----------------------------------------------------------
  $ 5,680   $ 3,998  $ 2,719  $ 1,587     $ 543        $ 96
-----------------------------------------------------------

  Experience has shown that a portion of these finance receivables will be prepaid prior to maturity. Accordingly, the preceding schedule of contractual maturities should not be considered a forecast of future cash collections.

  Unguaranteed residual values are assigned primarily to our high volume copying, printing and production publishing products. The assigned values are generally established in order to result in a normal profit margin in the subsequent transaction.

  In September 2000, we transferred $457 of finance receivables to a special purpose entity for cash proceeds of $411 and a retained interest of $46. The transfer agreement includes a repurchase option; accordingly the proceeds were accounted for as a secured borrowing. At December 31, 2000 the balance of receivables transferred was $411 and is included in Finance receivables, net in the consolidated balance sheets. The remaining secured borrowing balance of $325 is included in Debt.

  In 1999, we sold $1,495 of finance receivables and recorded a net increase in finance income of approximately $17 which includes the unfavorable flow-through impacts. The retained interests remaining from these sales were not material at December 31, 2000.

Accounts Receivable. In 2000, we entered into agreements to sell, on an ongoing basis, a defined pool of accounts receivable to wholly-owned special purpose entities. At December 31, 2000, the total pool of accounts receivable transferred was approximately $900. The special purpose entities, in turn, sell participating interests in such accounts receivable to investors up to a maximum amount of $330. Under the terms of the agreement, new receivables are added to the pool as collections reduce previously sold accounts receivable. Investors have a priority collection interest in the entire pool of receivables, and as a result, we have retained credit risk to the extent the pool exceeds the amount sold to investors. We continue to service the receivables on behalf of the special purpose entities and receive a servicing fee adequate to compensate for our responsibilities.

  At December 31, 2000, $328 in net proceeds were received from sales of participating interests to investors and were recorded as a reduction in Accounts receivable, net in the consolidated balance sheets. The earnings impact related to the receivables sold under these agreements was not material.

  Our retained interests, which are included in Accounts receivable, net, are recorded at fair value using estimates of dilution based on historical experience. These estimates are adjusted regularly based on actual experience with the pool, including defaults and credit deterioration.

  If historical dilution percentages were to increase one percentage point, the value of the Company's retained interest would be reduced by approximately $9.

  Allowances for doubtful accounts on our accounts receivable balances at December 31, 2000, 1999 and 1998 amounted to $282, $137 and $102, respectively.



Supplemental Information Regarding Debt

     Short-Term Debt. Short-term borrowings data at December 31, 2000 and 1999 follow:

                                                     Weighted
                                             Average Interest
                                                     Rates at
                                                     12/31/00     2000    1999
------------------------------------------------------------------------------
Notes payable                                           10.20%  $  169  $    -
Commercial paper                                         7.01      141       -
------------------------------------------------------------------------------
Total short-term debt                                              310       -
Current maturities of
   long-term debt                                                2,383   3,957
------------------------------------------------------------------------------
Total                                                           $2,693  $3,957
==============================================================================

Debt classification. Prior to the year 2000 we had employed a match funding policy for customer financing assets and related liabilities. Under this policy, the interest and currency characteristics of the indebtedness were, in most cases, matched to the interest and currency characteristics of the finance receivables. At December 31, 1999, our debt was classified based on the expected date of repayment of such indebtedness in accordance with our match funding policy. Further, at December 31, 1999, certain other short-term obligations were classified as long-term based on management's intent to refinance certain of these obligations on a long-term basis and the ability to do so with credit available under the Revolving Credit Agreement (Revolver).

  The full utilization of our Revolver and our recent credit downgrades significantly changed the nature of our indebtedness and impacted our ability to continue with our historical match funding policy. We no longer match fund our indebtedness with cash collections expected to be generated from finance receivables. We expect to pay down our outstanding obligations as they mature. Accordingly, at December 31, 2000, our debt has been classified in the consolidated balance sheets, based on the contractual maturity dates of the underlying debt instruments.

  The Company believes its liquidity is presently sufficient to meet current and anticipated needs going forward, subject to the timely implementation and execution of various business initiatives.





Long-Term Debt. A summary of long-term debt by final maturity date at December 31, 2000 and 1999 follows:

                                       Weighted
                               Average Interest
                                       Rates at
                                       12/31/00      2000    1999
-----------------------------------------------------------------
U.S. Operations
Xerox Corporation
   (parent company)
Guaranteed ESOP
   notes due 2000-2003                     7.53%  $   221  $  299
Notes due 2000                                -         -   2,041
Notes due 2001                             6.50       737     721
Notes due 2002                             7.59       330     230
Notes due 2003                             5.61     1,313   1,398
Notes due 2004                             5.01       483     502
Notes due 2006                             7.25        25       -
Notes due 2007                             7.38        25       -
Notes due 2011                             7.01        50       -
Notes due 2016                             7.20       250     250
Convertible notes due 2018                 3.63       617     601
Notes due 2038                             5.96        25      25
Revolving credit agreement,
   maturing in 2002                        6.93     4,400       -
Capital leases and other debt
   due 2000-2018                           8.17        91     120
-----------------------------------------------------------------
Subtotal                                            8,567   6,187
-----------------------------------------------------------------
Xerox Credit Corporation
Notes due 2000                                -         -   2,026
Notes due 2001                             6.66       326     401
Notes due 2002                             2.80/1/    666     668
Notes due 2003                             6.61       460     200
Notes due 2005                             1.50/1/    904       -
Notes due 2007                             2.00/1/    270       -
Notes due 2008                             6.30        25       -
Notes due 2012                             7.09       125       -
Notes due 2013                             6.50        60       -
Notes due 2014                             6.06        50       -
Notes due 2018                             7.00        25       -
Secured borrowings
  due 2001-2003                            6.70       325       -
Revolving credit agreement,
  maturing in 2002                         6.94     1,020       -
Floating rate notes due 2048               6.44        60      60
-----------------------------------------------------------------
Subtotal                                            4,316   3,355
-----------------------------------------------------------------
Total U.S. operations                             $12,883  $9,542
=================================================================


/1/ Weighted average interest rates include Japanese yen bonds of $1,174 and $488 issued by Xerox Credit Corporation in 2000 and 1999, respectively, with interest rates ranging from 1.50-2.00% and 0.80%, respectively.




                                         Weighted
                                 Average Interest
                                         Rates at
                                         12/31/00          2000     1999
------------------------------------------------------------------------
International Operations
Xerox Capital (Europe) plc
Various obligations,
    payable in:
Euros
    due 2000-2008                           5.50%        $  698   $  755
Japanese yen
    due 2001-2005                           0.53            950        -
U.S. dollars
    due 2000-2008                           6.10          1,025    1,991
Revolving credit agreement,
    maturing in 2002
    (U.S. Dollars)                          6.96          1,080        -
------------------------------------------------------------------------
Subtotal                                                  3,753    2,746
------------------------------------------------------------------------
Other International Operations
Various obligations,
    payable in:
Canadian dollars
    due 2000-2007                          11.74             55       88
Pounds sterling
    due 2000-2003                           9.00            187      202
Italian lire
    due 2000-2001                           4.72            117      133
Euros
    due 2000-2008                           7.90            159      194
U.S. dollars
    due 2000-2008                           7.67            128      249
Revolving credit agreement,
    maturing in 2002
    (U.S. dollars)                          6.83            500        -
Capital leases and other debt
    due 2000-2004                           6.23              5       20
------------------------------------------------------------------------
Subtotal                                                  1,151      886
------------------------------------------------------------------------
Total international
    operations                                            4,904    3,632
------------------------------------------------------------------------
Other borrowings
    deemed long-term                                          -    1,827
------------------------------------------------------------------------
Subtotal                                                 17,787   15,001
Less current maturities                                   2,383    3,957
------------------------------------------------------------------------
Total long-term debt                                    $15,404  $11,044
========================================================================


Consolidated Long-Term Debt Maturities.

Payments due on long-term debt for the next five years and thereafter follow:

  2001    2002    2003    2004    2005  Thereafter
--------------------------------------------------
$2,383  $8,994  $2,630  $1,718  $1,010      $1,052
--------------------------------------------------

  Certain of our debt agreements allow us to redeem outstanding debt prior to scheduled maturity. Outstanding debt issues with call features are classified in the preceding five-year maturity table in accordance with management's current expectations. The actual decision as to early redemption will be made at the time the early redemption option becomes exercisable and will be based on liquidity, prevailing economic and business conditions, and the relative costs of new borrowing.

Convertible Debt. In 1998, we issued convertible subordinated debentures for net proceeds of $575. The amount due upon maturity in April 2018 is $1,012, resulting in an effective interest rate of 3.625 percent per annum, including
1.003 percent payable in cash semiannually beginning in October 1998. These debentures are convertible at any time at the option of the holder into 7.808 shares of our stock per $1,000 principal amount at maturity of debentures. This debt contains a put option which requires us to purchase any debenture, at the option of the holder, on April 21, 2003, for a price of $649 per $1,000 principal. We may elect to settle the obligation in cash, shares of common stock, or any combination thereof.

Lines of Credit. We have a $7 billion revolving credit agreement with a group of banks, which matures in October 2002. This revolver is also accessible by the following wholly owned subsidiaries: Xerox Credit Corporation (up to a $7 billion limit) and Xerox Canada Capital Ltd. and Xerox Capital (Europe) plc (up to a $4 billion limit) with our guarantee. Amounts borrowed under this facility are at rates based, at the borrower's option, on spreads above certain reference rates such as LIBOR. This agreement contains certain covenants the most restrictive of which require that we maintain a minimum level of tangible net worth and limit the amounts of outstanding secured borrowings, as defined in the agreement. We are in compliance with these covenants at December 31, 2000. The balance outstanding under this line of credit was $7 billion at December 31, 2000. In addition, our foreign subsidiaries had unused committed long-term lines of credit used to back short-term indebtedness that aggregate $43 in various currencies at prevailing interest rates.

Guarantees. At December 31, 2000, we have guaranteed the borrowings of our ESOP and $4,710 of indebtedness of our foreign subsidiaries.

Interest. Interest paid by us on our short- and long-term debt, amounted to $1,024, $787 and $859 for the years ended December 31, 2000, 1999 and 1998, respectively.

 A summary of the cash related changes in consolidated indebtedness for the three years ended December 31, 2000 follows:

                              2000       1999      1998
---------------------------------------------------------
Cash proceeds from
  (payments of)
  short-term debt, net     $(1,234)   $(4,140)    $   553
Cash proceeds from
  long-term debt            10,520      5,446       3,464
Principal payments on
  long-term debt            (5,713)    (1,489)     (1,580)
---------------------------------------------------------
Total net cash changes
  in debt                  $ 3,573/1/   $(183)/2/ $ 2,437
---------------------------------------------------------

/1/ Excludes debt of $118, which was assumed by Fuji Xerox in connection with the divestiture of our China operations, and accretion of $16 on convertible debt.

/2/ Excludes debt of $51 assumed with the increased ownership in our India joint venture and accretion of $26 on convertible debt.